Exhibit 10.68

AMENDED EMPLOYMENT AGREEMENT –

ADVANCED EMISSIONS SOLUTIONS, INC. EXECUTIVE

(Bustard)

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amended Employment Agreement” or “Agreement”) is made and entered into by and between C. Jean Bustard (the “Executive”) and ADA-ES, the Executive and Advanced Emissions Solutions, Inc., a Delaware corporation (“ADES” or the “Company”), as of September 19, 2014 (“Effective Date”).

RECITALS

WHEREAS, Executive is presently employed as the Chief Operating Officer (“COO”), of Advanced Emissions Solutions, Inc., Chief Operating Officer (“COO”) of BCSI, LLC, Manager of ADA-ES Intellectual Property, LLC and Manager of ADA-RCM6, LLC (collectively referred to as “Current Roles”);

WHEREAS Executive and ADA are parties to an Employment Agreement (“Original Employment Agreement”) originally entered into on May 1, 1997 by and between Executive and ADA Environmental Solutions, LLC, as assigned to ADA;

WHEREAS Executive and Company desire to plan for changes in Executive’s Current Roles and to provide for Executive’s transition and separation from employment with the Company;

WHEREAS the Certificate of Incorporation and Bylaws of ADES along with other documents set forth the indemnification of Executive in her actions in the Current Roles (the “Indemnification”);

WHEREAS in her Current Roles, Executive receives a base pay of $298,700.00 per annum (“2014 Base Pay”) and participates in the ADES Executive Compensation program that includes short term and long term cash and equity incentive payments and awards (the “STI and LTI Plans”);

WHEREAS Executive receives healthcare, dental and 401(k) match benefits from ADES (“Continuing Benefits”) and vacation, holiday and other time-off benefits (“Time-Off Benefits”);

WHEREAS Pursuant to the STI and LTI Plans and separate award documents including various Restricted Stock Purchase Agreements and Performance Share Unit Agreements (collectively the “Equity Award Agreements”), Executive presently has outstanding the following unvested awards (the “Equity Awards”):

a.	2013 restricted stock (“Restricted Stock’) – 4,634;

b.	2013 Performance Share Units (“PSUs”) – Between 0 and 8,452 depending upon the performance of the Company’s stock as specified in the applicable LTI Plans and Equity Award Agreements in existence as of the date of termination;

c.	2014 Restricted Stock – 4,226;

d.	2014 PSUs – Between 0 and 13,094 depending upon the performance of the Company’s stock as specified in the applicable LTI Plans and Equity Award Agreements in existence as of the date of termination; and

WHEREAS Pursuant to the STI and LTI Plans, Executive presently has the right to earn a short term incentive or other cash bonus based upon achievement by the Company of certain performance goals in 2014 with a potential target value of 65% of Executive’s Base Pay if the Company achieves the goals (the “2014 STI Bonus”).

Amendment to Employment Agreement (Bustard)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein have the meanings set forth in the Original Employment Agreement.

2. Definitions. For purposes of this Amended Employment Agreement, the following terms shall have the meanings specified below:

a. Board” means the Board of Directors of the Company.

b. “Code” means the Internal Revenue Code of 1986, as amended.

c. “Competitor” means any Person that directly competes with the Company or Related Person by selling or licensing, or attempting to sell or license, any products, services or technologies which are the same as or similar to the products, services or technologies sold or licensed by the Company or Related Person at any time, or from time to time, during the last two years prior to the termination of the Executive’s employment with Company, or similar business activities conducted during the six months period following the Executive’s termination as a result of plans initiated prior to such termination, including plans for acquisitions or joint ventures.

d. “Director” means a member of the Board.

e. “Disabled” means Executive has met one or more of the following criteria (a) is eligible for permanent disability benefits under the Company’s disability insurance benefits program in effect immediately prior to any Change in Control; (b) has been determined by a third party (such as the Social Security Administration) as unable to substantially perform the essential functions of the job by reason of any medically determinable physical or mental impairment; (c) has been determined to be disabled in accordance with a disability insurance program that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4); or (d) Executive and the Board have mutually agreed in writing that Executive is permanently disabled and cannot substantially perform the essential functions of the job and the Board has sent the Executive written notice that the Board deems the Executive to have met the criteria for being disabled.

f. “ERISA” means the Employer Retirement Income Security Act of 1974, as amended.

g. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

h. “Non-Compete” means that the Executive will not, directly or indirectly, alone or in association with any other Person, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Competitor in the United States of America or in any country in which the Company or a Related Person has conducted business, or demonstrated its intention to conduct business, during the last two years prior to the termination of the Executive’s employment. As point of clarification, if the Executive complies with the Non-Solicit and Non-Divert requirements of this Amendment, and can establish Executive will not use or disclose any Company or Related Person confidential information, an Executive will not be in violation of the Non-Compete by participating in, or being employed by, or consulting for, trade associations or industry associations such as (but not limited to) the Institute of Clean Air Companies or the American Coal Council.

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i. “Non-Divert” means Executive shall not (a) divert away or attempt to divert away any business from the Company or Related Person to another company, business, or individual or (b) interfere or attempt to interfere with any transaction, agreement, prospective agreement, or corporate opportunity in which Company or its predecessors in interest or any Related Person was involved at any point during the last two years of Executive’s employment with Company

j. “Non-Solicit” means Executive will not directly or indirectly: (a) solicit, entice, persuade or induce any then-current employee, agent or representative of the Company or Related Person to terminate such person’s relationship with the Company or Related Person or to become employed by any Person other than the Company or Related Person; (b) approach any such Person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person, in each instance other than an employee, agent, representative or other person who independently responded to a general solicitation for employment or any third party which was not specifically targeted to or reasonably expected to target the Company, its agents, employees, or representatives without obtaining Company’s prior written consent.

k. “Related Person” with regard to Company means (i) any “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act, or (ii) any Person in which the Company directly or indirectly holds an ownership interest of 15% or more.

l. “Subsidiary” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

m. “Total Compensation” means, in the aggregate, the Executive’s short and long term cash compensation (including Base Salary, bonuses or other cash incentives), short and long term equity compensation such as awarded options, restricted stock and/or performance share units, any other awards or payments authorized by the Compensation Committee of the Board, and Benefits provided as part of employee or Executive Compensation Plans in effect immediately prior to Executive’s Notice Date.

3. ADA-ES hereby assigns its rights and obligations under the Original Employment Agreement to Company, and Company agrees to accept the assignment and assume the rights and obligations of ADA-ES under the Original Employment Agreement. Executive acknowledges such assignment and assumption and agrees that the Original Employment Agreement will continue in full force and effect as between Executive and Company.

4. Change of Current Roles and Separation From Employment.

a.	Effective September 19, 2014, Executive hereby resigns from all Current Roles other than as COO of ADES (“Retained Role”).

b.	Executive shall be employed by Company in her Retained Role, as amended in Section 4.a above, through December 31, 2014 (“Retirement Date”), at which time she shall retire and resign from her Retained Role. While Executive remains subject to Termination pursuant to Section 5 of this Agreement, regardless of any termination of Executive’s employment prior to December 31, 2014 for any reason or no reason, Executive shall:

i.	continue to be paid her 2014 Base Pay in 8 equal installments of $11,488.46 less all applicable deductions and withholdings required by law, on the Company’s established payroll dates (bi-weekly) through December 31, 2014 paid by direct deposit into the account Executive has designated for payroll deposits;

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ii.	shall be paid her 2014 STI Bonus that is earned, vested and determinable for the year ended December 31, 2014 under the STI Plan, which bonus amount shall be paid to Executive no later than March 15, 2015; and

iii.	be paid her accrued, earned and unpaid vacation time as of December 31, 2014 no later than January 2, 2015.

c.	Upon Executive’s Retirement Date and after receipt of a release of claims from Executive on the Company’s standard form, Company will, as consideration for such release and Executive’s covenants set forth in this Agreement, pay Executive the following:

i.	52 equal installments of $11,488.46 less all applicable deductions and withholdings required by law, on the Company’s established payroll dates (bi-weekly) commencing on the first payroll date thereafter over a two year period, for a total amount of $597,400.00 less all applicable deductions and withholdings required by law, paid by direct deposit into the account you have designated for payroll deposits;

ii.	a single lump sum of $24,384.60 which sum represents the cost of obtaining replacement medical, dental and vision coverage for eighteen months paid on the first payroll date after the Retirement Date; and

iii.	any Equity Awards that remain unvested shall accelerate and become fully vested as of the Retirement Date as further described in Section 5.II.d below with the term “Termination Date” therein having the same meaning as Retirement Date.

d.	After the Retirement Date, all of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Original Employment Agreement, or any other written agreement between the parties, shall remain in full force and effect. In addition, the Executive agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of this Agreement for a period of twenty-four (24) months after the Retirement Date.

5. Notwithstanding the provisions set forth above in Section 4, either Executive or Company may terminate Executive’s employment at any time prior to December 31, 2014 for any reason as set forth below:

I. Notice of Termination.

a. Notice Required. Either Executive or the Company may terminate Executive’s employment for any reason by giving the other party written notice of such termination (the date of such notice, the “Notice Date”). Company shall provide notice to Executive at Executive’s home address on file with Company in the Executive’s employee records. Executive shall provide notice to Company:

Advanced Emissions Solutions, Inc.

9135 S. Ridgeline Blvd., Ste 200

Highlands Ranch, CO 80129

Attn: CEO

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with a copy to:	Julie Herzog, Esq.
Fortis Law Partners LLC
1900 Wazee Street, Suite 300
Denver, CO 80202

b. Termination Date. Termination shall be effective on the date specified in the notice sent by the party terminating the Executive’s employment (the “Termination Date”).

c. Notice Period. The period commencing on the Notice Date and ending on the Termination Date (the “Notice Period”).

d. Executive Duties During Notice Period. During the Notice Period, the Company shall be entitled to allocate other duties and responsibilities to the Executive but is not obliged to assign any duties to, or provide any work for, the Executive. Company shall be entitled to exclude the Executive from any premises of the Company and/or to require Executive not to communicate with clients, suppliers, employees, agents or representatives of the Company or any Related Person, provided that the Company shall continue to pay the Executive’s Total Compensation on the dates and at the rate payable immediately prior to the Notice Date. During any Notice Period, unless the Company’s CEO or EVP consents in writing, the Executive may not perform any work, whether paid or unpaid, for any other Person other than the Company or, at the Company’s request, one of its Related Persons, provided that the Company shall continue to pay the Executive’s Total Compensation as described above.

e. Resignation of All Other Positions. If the Executive’s employment is terminated for any reason, effective on the Termination Date the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any Related Person.

II. Compensation For Early Termination of Executive’s Employment for Any Reason.

Except as otherwise contemplated above, if either party terminates Executive’s employment at any time during the Executive’s employment with the Company, in any role, or if the Executive becomes Disabled or becomes deceased while actively employed by the Company, during the term of this Agreement, the following provisions shall apply:

a.	The terminating party shall provide written notice of termination to the other party and the Termination Date will be established as specified above. If the Executive becomes Disabled, the Termination Date shall be the date of the Company’s written notice to the Executive that the Company deems the Executive to be disabled in accordance with the criteria, or as otherwise agreed by Executive and the Company. In the event the Executive becomes deceased while actively employed by the Company, the date of death shall be considered to be the Termination Date.

b.	Company shall pay the Executive for all Total Compensation (including vested Benefits) due and owing the Executive as of the Termination Date or as required by law, such as ERISA or the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar requirements.

c.	The Company shall pay Executive the amounts specified in Section 4.b above.

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d.	With regard to the Equity Awards:

i.	Notwithstanding the plan and Equity Award Agreements pursuant to which any Restricted Shares were issued, the number of Restricted Shares that have not vested prior to the Termination Date shall vest in full as of the Termination Date. To satisfy tax withholding obligations with respect to the Restricted Shares, Executive may authorize Company to transfer to Company up to the number of Restricted Shares that have an aggregate fair market value, based on the share price as of the close of trading on the Termination Date, equal to any applicable federal, state and local income and employment tax withholding obligations by providing written notice to Company. You acknowledge that the vested Restricted Shares referenced above, less any shares you authorize Company to transfer to Company for tax withholding purposes, will be vested and released to you promptly after the Termination Date via your ADES stock account with Computershare, Inc.

ii.	Notwithstanding the plan and Equity Award Agreements pursuant to which any PSUs were issued, the total number and value of the PSUs that have not been vested prior to the Termination Date shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (the PSU Shares”) no later than thirty days after the Termination Date. In accordance with the LTI Plans and applicable Equity Award Agreements, to satisfy your tax withholding obligations with respect to the PSU Shares, you may authorize Company to transfer to Company up to the number of PSUs Shares allowed by the Equity Award Agreement by providing written notice to Company.

e.	All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Original Employment Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date. In addition, the Executive agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of this Agreement for a period of twenty-four (24) months after the Termination Date.

f.	In the event the Executive is deceased, within thirty (30) days after the Termination Date, Company shall pay to the Executive’s estate, executor or designated beneficiaries, or any other party designated by the Executive, in writing or as otherwise instructed by a court of law, to receive payments in the event of the Executive’s death all Total Compensation (including vested Benefits), other cash payments and Equity Awards due and owing the Executive as of the Termination Date in accordance with this Agreement.

6. Section 409A Payment and Ordering Rules. The Company and the Executive intend that payments or benefits payable under this Amendment shall not be subject to the accelerated or additional tax or interest imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with this intent. Payments under Section 4 and 5 above are intended to qualify to the maximum extent possible as “short-term deferrals” to which Code Section 409A does not apply, pursuant to Treasury Regulation Section 1.409A-1(b)(4). Any payments that do not so

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qualify are intended to be excluded from the application of Code Section 409A pursuant Treasury Regulation Section 1.409A-l(b)(9)(iii) (which excludes from the application of Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to Section 4 are made upon an “involuntary separation from service” but exceed the amount excludible from the application of Code Section 409A set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii), the exclusion will first be applied to any continued health and welfare benefits payable under Section 4 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Employee’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Termination Date, until the amount excludible has been applied in full. Any payments under Section 4 that are not excluded from the application of Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this Section, the right to any payment to be made in a series of installment payments shall be treated as the right to a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this Section shall prohibit the Company and Executive from making use of any other exclusion from the application of Code Section 409A that may be applicable to a payment or benefit hereunder.

7. Business Relationships and Goodwill. The parties hereto agree that in the course of the Executive’s employment with the Company, the Executive has provided services to the Company that have been unique and has been and will continue to be entrusted with the confidential information of the Company and Related Persons, and will also develop personal relationships with, and knowledge of, the Company’s customers and prospective customers and their affairs and requirements. Executive acknowledges and agrees that there is a risk and opportunity for any person given such responsibility, specialized training, and confidential information to misappropriate the trade secrets, relationships, business and goodwill existing between the Company and the Company’s current and prospective customers, members, stockholders, vendors and investors. Executive therefore acknowledges and agrees as follows:

a.	It is fair and reasonable for the Company to take steps to protect itself from the risk of misappropriation of confidential information and goodwill.

b.	Company’s interest in restraining Executive from competing with the Company or harming Company’s competitive advantage in accordance with this Agreement is justified.

c.	The Non-Compete, Non-solicit and Non-Divert covenants are designed to enforce Company interests and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

d.	The consideration to be paid by Company in accordance with this Agreement is sufficient and adequate and Executive will not challenge the enforceability or scope, and agrees to abide by the Non-Complete, Non-Solicit and Non-Divert covenants as specified herein.

e.	Executive will notify all future Persons with which Executive becomes affiliated or employed of the restrictions set forth in this Agreement, the Agreement and any other agreement between the parties with regard to the protection of Company confidential information, prior to the commencement of any such affiliation or employment and consents to the Company providing such notice as well.

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8. Breach of Obligations. If the Company breaches Section 4 of this Agreement or otherwise fails to make the required payments to Executive and fails to cure such breach within ten days after written notice from Executive, the Non-Compete, Non-Solicit and Non-Divert shall terminate immediately. If the Executive breaches any of the provisions of this Agreement, or the Agreement, or any other agreement between the parties with regard to the confidentiality of information, the Executive’s rights to any further consideration or payments under this Agreement shall terminate as of the date of any such breach.

9. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10. Cooperation. Executive agrees that, following termination of employment for any reason, the Executive shall reasonably assist and cooperate with Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. Company shall not unreasonably request such cooperation of Executive and shall compensate Executive for Executive’s time or expenses associated with such cooperation and assistance.

11. Remedies. Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of this Agreement, the Agreement or any other agreement between the parties with regard to the confidentiality of information would result in irreparable harm to Company for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, in addition to any other remedies available to the Company at law or in equity, the Company shall be entitled, at any time, to injunctive relief in any court of competent jurisdiction to prevent or stop any such breach, threatened breach or continuing breach by Executive. In the event of any such action, the prevailing party (as determined by the court in such proceeding) shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees and costs. Executive agrees that the duration of any confidentiality, Non-Compete, Non-Solicit and Non-Divert obligations shall be extended by the period of time in which the Executive is in breach of those obligations.

12. Nonexclusivity of Rights. Unless otherwise required by law, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, Company on or after the Termination Date shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as modified by this Agreement. Except as provided in this Agreement, the Employee waives all of the Employee’s rights to receive severance payments and benefits under any severance plan, policy or practice of Company or any entity merged with or into Company (or any part thereof) or that acquires Company or all or substantially all of its assets. Unless prohibited by law, nothing herein shall be construed to preclude the Company from seeking to recover from Employee compensation or benefits paid to Employee that Employee was not eligible or otherwise entitled to receive. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or

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arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as are required to be made pursuant to such law, government regulation or stock exchange listing requirement.

13. Counterparts. This Agreement may be executed in any number of counterparts, and any such counterpart may be transmitted electronically or by facsimile transmission, and each of such counterparts, whether an original, an electronic copy, or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

14. Entire Agreement. The Agreement as amended by this Agreement is hereby ratified and affirmed and shall continue in full force and effect. Subject to the Equity Award Agreements (as amended hereby), and your Indemnification described in the Recitals herein, this Agreement represents the entire agreement and understanding between you and Company, your employment with and separation as an employee from Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with Company. To the extent the terms of the Agreement and this Agreement differ from or are inconsistent with those in any Executive Compensation Plan, long term or short term compensation or incentive plan, any equity incentive program, any restricted stock award agreement, or performance share unit award agreement which was approved by the Board or entered into between the Executive and the Company (or its predecessors in interest) prior to the Effective Date of this Agreement, the terms of the Agreement and this Agreement shall control. To the extent the terms of the Agreement and this Agreement differ from or are inconsistent with each other, the terms of this Agreement shall control.

15. Golden Parachute Cutback. It is the intention of the parties that the Executive receive the maximum after-tax amount of any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its Related Persons) or any entity which effectuates a Change in Control (or any of its Related Persons) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (a “Change in Control Payment”). Therefore, notwithstanding anything in this Agreement to the contrary, if (i) any Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of such Change in Control Payment to an amount which, when taking into account the payment of any Excise Tax owed, would provide the Executive with a greater after-tax amount than if such Change in Control Payment were not reduced (including reducing the amount to the maximum amount that does not give rise to the Excise Tax (the “Safe Harbor Cap”)) then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to that amount which allows the Executive to receive the maximum after-tax amount. In determining such after tax amount, the Company shall be entitled to rely on such information as the Executive provides relating to the Executive’s individual tax circumstances. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first severance payments, then any bonus and then any benefits, as applicable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

Advanced Emissions Solutions, Inc.

By:	/s/ Michael D. Durham
Michael D. Durham, President and Chief
Executive Officer

Executive:

/s/ C. Jean Bustard
C. Jean Bustard, an individual

Acknowledged and Agreed:	ADA-ES, Inc.

	By:	/s/ Christine B. Amrhein

		Name:	Christine B. Amrhein

		Title:	Secretary

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